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                                                                    EXHIBIT 4.10

               RESEARCH COLLABORATION AND SERVICE AGREEMENT/1/

                               (EXECUTION COPY)


     THIS COLLABORATION AGREEMENT (together with the attached Exhibits, the "Agreement") is made as of March 29, 1999 (the "Effective Date") by and among Genetics Institute, Inc., a Delaware corporation with a business address at 87 Cambridge Park Drive, Cambridge, Massachusetts 02140 ("GI"), and Cambridge Antibody Technology Limited ("CAT"), with a business address at The Science Park, Melbourn, Cambridgeshire, SG8 6JJ, UK.

1.   Background.

WHEREAS, CAT is an entity in the field of rapid human antibody discovery, engineering and other related activities,

WHEREAS, GI is an entity working in the field of drug discovery, and

WHEREAS, CAT and GI wish to enter into this research collaboration and contract research arrangement on the terms and conditions set forth in this Agreement.

2. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

     2.0 "Ab Engineering Services" means the antibody engineering services contemplated by Article 21 hereof.

     2.1 "Accepted Antigen" means (a) the antigens set forth in Exhibit A hereof and (b) any Additional Target Antigen accepted by the RMC pursuant to Section 3.3(b).

     2.2 "Additional Target Antigens" means those additional target antigens offered by GI or CAT to the RMC for consideration for inclusion in the Product Collaboration pursuant to Section 3.3 hereof.

     2.3 "Affiliate" means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with a Party. For purposes of this Section 2.3, "control" means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity

_______________________
/1/ [***] indicates that text has been deleted, which is subject to a confidential treatment request. This text has been filed with the SEC on a supplemental basis.
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          interest with the power to direct the management and policies of such noncorporate entities.

     2.4 "Antibody" or "Ab" means a molecule or a gene encoding such a molecule, developed or identified in performance of the Product Collaboration or Contract Research Program, as applicable, and comprising or containing one or more immunoglobulin variable domains or parts of such domains or any fragments, variants, modifications or derivatives thereof.

     2.5 "Available Abs" means any Collaborative Ab selected by the RMC for inclusion in the Selection Pool.

     2.6  "CAT" shall mean Cambridge Antibody Technology Limited.

     2.7 "CAT Ab" means any Available Ab selected by CAT pursuant to Article 9 hereof.

     2.8 "CAT Background IP" shall mean all patents and patent applications of CAT (including those licensed to CAT by a third party which CAT has the right to sublicense hereunder), which relate to an Antibody, Accepted Antigen or a Collaborative Ab, and are reasonably necessary to research, develop, use, register, import, manufacture, have manufactured, formulate, fill and finish, distribute and/or sell Licensed Product(s).

     2.9 "CAT Library Technology" means the collection of bacteriophages each of which displays an Antibody or a collection of host cells containing such collection of bacteriophages possessed by CAT as of the date GI exercises its Library Option pursuant to Section 20.1.

     2.10 "CAT Background Technology" shall mean any proprietary information or materials, patentable or otherwise, of CAT (including that licensed to CAT by a third party which CAT has the right to sublicense hereunder, excluding those Independent Developments described in Section 3.1(c)), which relate to an Antibody, Accepted Antigen, or Collaborative Ab, and are necessary to research, develop, use, register, import, manufacture, formulate, fill and finish, distribute and/or sell Licensed Therapeutic Product(s) and Licensed Diagnostic Product(s), including, without limitation, scientific discoveries and results, developments, preclinical data, clinical data, regulatory filings and records related thereto. The Parties acknowledge that it is not their intention that CAT Background Technology include general proprietary research tools or technologies used to make discoveries or formulations, process development and/or manufacturing technologies that are not specifically and solely related to the Collaborative Ab.

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     2.11      "Collaborative Abs" means an Antibody selected for engineering by the RMC pursuant to Section 3.5(a) hereof.

     2.12 "Confidential Information" includes, without limitation, any scientific, technical, trade or business information disclosed by one Party to the other Party which is (a) disclosed in writing or other tangible form and labeled "CONFIDENTIAL" at the time of disclosure or (b) disclosed verbally.

               "Confidential Information" does not include information which (a) was known to the receiving Party at the time it was disclosed, other than by previous disclosure by the disclosing Party, as evidenced by written records at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (c) is lawfully and in good faith made available to the receiving Party by a third party who did not derive it from the disclosing Party and who imposes no obligation of confidence on the receiving Party; or (d) is developed by the receiving Party independent of any disclosure by the disclosing Party, as evidenced by written records or (e) is required by law to be disclosed, provided prior to any such disclosure, the disclosing party shall give the other party a reasonable opportunity to contest the requested disclosure.

     2.13 "Contract Research Program" shall mean the Contract Research Program as set forth in Articles 15, 16, 17 and 18, 19 and 21 hereof.

     2.14      "Contract IP" shall have the meaning given such term in Section
               15.3 hereof.

     2.15 "Date of First Commercial Sale" means with respect to any Licensed Product(s) or Research Product(s), the date of the first sale for end use or consumption of such Licensed Product(s) or Research Product(s) in a country.

     2.16 "Diagnostic Licensed Product(s)" shall mean any product in whatever form (a) incorporating substantially all of or at least one variable region of an Available Ab and (b) used for a diagnostic purpose.

     2.17 "Engineering Criteria" means the criteria for the engineering of antibodies, established and agreed upon by the Parties at such time as engineering is undertaken pursuant to Section 3.5.

     2.18      "Exclusive Licensee" shall have the meaning given such terms in
               Section 10.1 hereof.

     2.19 "First Available Ab" means the first Available Ab introduced into the Selection Pool.

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     2.20      "GI" shall mean Genetics Institute, Inc., American Home Products
               Corporation, and any wholly owned subsidiaries thereof.

     2.21      "GI Ab" means Available Abs selected by GI pursuant to Article 9.

     2.22 "GI Background IP" shall mean all patents and patent applications of GI (including those licensed to GI by a third party which GI has the right to sublicense hereunder and excluding (a) those previously exclusively licensed by GI to a thirty party and (b) those Independent Developments described in Section 3.1(c)), which relate to a Accepted Antigen, Antibody, or a Collaborative Ab and are necessary to research, develop, use, register, import, manufacture, have manufactured, formulate, fill and finish, distribute and/or sell Licensed Product(s).

     2.23 "GI Background Technology" shall mean any proprietary information or materials, patentable or otherwise, of GI (including that licensed to GI by a third party which GI has the right to sublicense hereunder and excluding information or materials (a) previously exclusively licensed by GI to a third party and (b) those Independent Developments described in Section 3.1(c)), which relate to a Accepted Antigen, Antibody, or Collaborative Ab and is necessary to research, develop, use, register, import, manufacture, formulate, fill and finish, distribute and/or sell Licensed Therapeutic Product(s) and Licensed Diagnostic Product(s), including, without limitation, scientific discoveries and results, developments, preclinical data, clinical data, regulatory filings and records related thereto. The Parties acknowledge that it is not their intention that GI Background Technology include general proprietary research tools or technologies used to make discoveries or formulations, process development and/or manufacturing technologies that are not specifically and solely related to the Collaborative Ab.

     2.24 "ICC Data" shall mean all immunocytochemistry data generated under the Contract Research Program.

     2.25 "ICC Tissue Panel" means the tissue identified in Exhibit C, as may be amended from time to time by the parties.

     2.26 "Improvements" means any improvements, modifications and adaptations solely (whether patentable or otherwise) to either CAT or GI Background IP, arising from the Product Collaboration.

     2.27 "Independent Development(s)" shall mean any information, or Materials, know-how or inventions of GI (a) arising outside the Product Collaboration and (b) discovered without the use of any Product Collaboration IP, CAT Background IP or CAT Background Technology.

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     2.28      "Intellectual Property" shall mean, collectively, Product
               Collaboration IP and Contract Research Program IP.

     2.29      "Introduction Date" means the date the RMC, pursuant to Section
               3.6 hereof, introduces a Collaborative Ab to the Selection Pool.

     2.30 "Licensed Product(s)" shall mean collectively, Therapeutic Licensed Product(s) and Diagnostic Licensed Product(s), in whatever form (including without limitation, bulk active, formulated or unformulated bulk, final or packaged final labeled forms).

     2.31 "Major Market" shall mean United States, Europe or France, Germany, Italy, Japan, or the United Kingdom.

     2.32 "Minimum Performance Requirements" shall have the meaning given such term in Section 16.3 hereof.

     2.33 "Net Sales" means the aggregate United States dollar equivalent of gross revenues derived by or payable to a selling Party, its Affiliates and sublicensees from or on account of the sale or distribution of Licensed Product(s) or Research Product(s) ("Products") to third parties, less (a) reasonable credits or allowances, if any, actually granted on account of price adjustments, recalls, rejection or return of items previously sold, (b) excises, sales taxes, value added taxes, consumption taxes, duties or other taxes imposed upon and paid with respect to such sales (excluding income or franchise taxes of any kind) and (c) separately itemized insurance and transportation costs incurred in shipping Products to such third parties. No deduction shall be made for any item of cost incurred by a selling party, its Affiliates or sublicensees in preparing, manufacturing, shipping or selling Products except as permitted pursuant to clauses (a), (b) and (c) of the foregoing sentence. Net Sales shall not include any transfer between a selling Party and any of its Affiliates or sublicensees for resale, but shall include the resale price to a third party payable to such Affiliates or sublicensees.

               If a selling Party or an Affiliate or sublicensee sells Products to a distributor which is not an Affiliate, the gross revenues derived by or payable to that selling Party or the applicable Affiliate or sublicensee on account of such sale shall be the gross revenues received by the selling Party and/or the applicable Affiliate or sublicensee from the sale of Products to the distributor. If the distributor is an Affiliate, then gross revenues derived by or payable to that selling Party or the applicable Affiliate or sublicensee shall be those received from the sale to the first third party which is not an Affiliate.

               In addition, in order to ensure the full royalty payments contemplated under this Agreement, in the event any Product is sold to any corporation, firm or association

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               with which GI or CAT, as the case may be, has an agreement, understanding or other arrangement with respect to other forms of consideration (for example, an option to purchase stock or actual stock ownership; an arrangement involving division of profits or special rebates or allowances) royalties shall be calculated for sales of such Products based upon the greater of (a) the price at which the purchaser of such Products resells such Products to the end user or (b) the fair market value of such Products or (c) the price of such Products paid by the purchaser.

               Unless otherwise specified herein, in the event that a selling Party or any of its Affiliates or sublicensees shall make any transfer of Products to third parties for other than (a) in a bona fide arms-length transaction exclusively for monetary value or (b) upon use of Licensed Product for purposes which do not result in a disposal of such Licensed Product in consideration of sales revenue customary in the country of use, such transfer or other disposition, such shall be considered a sale hereunder for accounting and royalty purposes. Net Sales for any such transfers shall be determined on a country-by-country basis and shall be the average price of "arms length" sales by that selling Party, its Affiliates or sublicensees in such country during the royalty reporting period in which such transfer occurs or, if no such "arms length" sales occurred in such country during such period, during the last period in which such "arms length" sales occurred. If no "arms length" sales have occurred in a particular country, Net Sales for any such transfer in such country shall be the average price of "arms length" sales in all countries by that selling Party.

               In the event a Licensed Product is sold in combination with other active components ("Combination Product"), Net Sales for purposes of royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A/B), where "A" is the gross selling price of the Product sold separately (i.e. without the other active components) and "B" is the gross selling price of the other pharmaceutically active components. In the event that no separate sales are made, Net Sales for royalty payments shall be negotiated in good faith.

               Notwithstanding the foregoing, no transfer of Products for testing, pre-clinical, clinical or developmental purposes or as samples shall be considered a sale hereunder for accounting and royalty purposes.

     2.34 "Non-Ab Licensed Product(s)" means any human therapeutic or diagnostic product developed or identified in performance of the Product Collaboration, excluding Licensed Product(s).

     2.35      "Notice of Intent" shall have the meaning given such term in
               Section 9.3(a) hereof.

     2.36      "Offering Party" shall have the meaning given such term in
               Section 9.1 hereof.

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     2.37      "Oncology Rights" means the use of any Product Collaboration IP and/or Product Collaboration Technology in the field of oncology.

     2.38 "Option Acceptance" means the written notice submitted by the Recipient Party to the Picking Party pursuant to Section 9.2 hereof.

     2.39      "Option Payment" shall have the meaning given such terms in
               Section 9.2.

     2.40 "Option Payment Date" means the date on which a Party pays an Option Payment pursuant to Section 9.2 hereof.

     2.41 "Option Price" means the irrevocable cash amount set forth in a Party's Firm Offer (as defined in Section 9.1).

     2.42      "Party" or "Parties" means GI and/or CAT.

     2.43      "Purchasing Party" shall have the meaning given such term in
               Section 9.3 hereof.

     2.44 "Product Collaboration" means the collaborative activities between GI and CAT described in Articles 3-14 hereof.

     2.45 "Product Collaboration IP" shall mean the intellectual property described in Section 4(a) hereof.

     2.46 "Product Collaboration Plan" means the three (3) year research plan developed by the RMC pursuant to Section 3.2 hereof, which sets forth the Product Collaboration, as amended from time to time by the RMC.

     2.47 "Product Collaboration Term" means the term of the Product Collaboration as set forth in Article 5 hereof.

     2.48 "Research Abs" shall mean all antibodies generated under the Contract Research Program.

     2.49 "Research Antigens" shall mean any antigen offered by GI to the Contract Research Program.

     2.50 "Research Product(s)" means products for human therapeutic or diagnostic use, incorporating substantially all of at least one region of any Antibody arising from the Contract Research Program.

     2.51      "Recipient Party" shall have the meaning given such term in
               Section 9.1 hereof.

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     2.52      "RMC" shall mean the Research Management Committee as defined in
               Section 3.2 hereof.

     2.53      "Selection Period" shall have the meaning given such term in
               Section 9.3.

     2.54 "Selection Pool" means the pool of Available Abs from which the Parties select such Available Abs, pursuant to Article 9.

     2.55 "Hardware/Software" means the items set forth in Exhibit D hereof.

     2.56 "Therapeutic Licensed Product(s)" shall mean products, for any human therapeutic use, incorporating substantially all or at least one variable region of an Available Ab.

     2.57 "Valid Patent Rights" shall mean a claim of an issued or granted patent which shall not have expired or been withdrawn, canceled or disclaimed, nor held invalid or unenforceable, in an unappealed or unappealable decision, by a court or other governmental body of competent jurisdiction or in an interference proceeding.

     2.58 "Contract Background IP" means any proprietary information or materials, patentable or otherwise of CAT, including ProAb and any other general research tools or technologies used to make discoveries or formulations, process development or manufacturing technologies which (a) relate to a Research Ab and (b) are necessary to research, develop, use, register, import, manufacture, formulate, fill and finish, distribute and/or sell Research Product(s).

     2.59      "CAT Antibody Patents" means [***].

     2.60 "Full Length Sequence" means an amino acid sequence that is anticipated by GI to be encoded by the open reading frame of a full-length cDNA.

     2.61 "GI/MRC/Dyax Sublicensee Royalties" means the royalties on Net Sales of Licensed Products and Research Products relating to the MRC License and the Dyax License and payable by GI for the benefit of MRC and Dyax, as set forth in Exhibit B.

3.   Product Collaboration.

     3.1       Goal.

               (1) Except as otherwise expressly provided by this Agreement, the Parties shall each conduct the Product Collaboration with the goal of rapidly discovering Collaborative Abs for evaluation, selection and development by GI and/or CAT, and

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     (2)  During the Product Collaboration Term and subject to any rights granted pursuant to Article 10 hereof, GI and CAT shall not knowingly develop, for itself or with a third party, any antibody product directed to an Accepted Antigen.

     (3) Notwithstanding anything herein to the contrary, the parties hereby agree that any antibody acquired by or licensed to GI or CAT in connection with (a) an acquisition by GI or CAT of all or a portion of the assets of another entity or (b) a merger, consolidation or sale of all or substantially all of GI's or CAT's assets, shall not be subject to restriction set forth in subparagraph (b) of this Section 3.1 and shall be deemed an Independent Development. CAT and GI shall have no rights in and to any Independent Development.

3.2  Product Collaboration Activities; RMC.

     (1) Within thirty (30) days following the Effective Date, GI and CAT shall form a Research Management Committee ("RMC") to

          (1) develop a Product Collaboration Plan and advise the Parties on the direction of the Product Collaboration,

          (2) coordinate the Parties' activities under the Product Collaboration, and

          (3) facilitate the exchange of ideas and information by GI and CAT under the Product Collaboration. The RMC shall consist of four
               (4) members, two (2) of whom shall be designated by GI and two
               (2) of whom shall be designated by CAT. Each member shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Product Collaboration. GI and CAT may assign its members to the RMC as it deems appropriate, and designated substitutes may represent RMC members at regularly scheduled meetings at the discretion of the substituting Party. The RMC will meet at least once per calendar quarter, alternating between GI and CAT locations, to review their progress under the Product Collaboration and other activities under this Agreement. Actions by and decisions of the RMC shall require the affirmative vote of all RMC members, provided however, in the event that the RMC cannot or does not, after good faith efforts, reach agreement on an issue, the resolution and/or course of action shall be determined by senior executives from GI and CAT. In addition, GI and CAT shall each designate an overall project manager to coordinate preparation of short written reports summarizing each Party's research efforts, to be

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               provided to each of the RMC members in advance of each quarterly
               RMC meeting. Meetings shall be minuted and copies of the minutes shall be circulated to all members of the RMC.

     (2) In conducting its activities under the Product Collaboration, each party shall at their own expense allocate at least [***] full time equivalent scientists, together with such technical staff, equipment and supplies as are reasonably necessary to support such scientists.

3.3  Phase I:  Validation of Accepted Antigens.

     (1) Pursuant to the Product Collaboration Plan, GI shall supply to the RMC the Accepted Antigens set forth in Exhibit A and all material and GI Background IP related to such Accepted Antigens and necessary for and the sole purpose of the performance of the RMC's obligations under this Article 3. GI and CAT shall work diligently to validate such Accepted Antigens as therapeutic targets and shall promptly report all results of such work to the RMC. Such validation may involve use of the antibodies generated pursuant to Section 3.4

     (2) Additionally, at any time during the Product Collaboration, CAT or GI may propose Additional Target Antigens to the RMC for acceptance. If the RMC accepts such Additional Target Antigens for inclusion into the Product Collaboration, the proposing Party shall supply to the RMC such related material and Background IP (GI or CAT Background IP, as appropriate) necessary for the performance of the RMC's obligations under this Article 3.

3.4  Phase II:  Generation of Antibodies.

     (1) With respect to each Accepted Antigen identified pursuant to Section 3.3, CAT, utilizing its process, shall

          (1) make diligent efforts, using any available CAT technology to generate Antibodies specific for each Accepted Antigen and

          (2) deliver such Antibodies to GI for further analysis directed to the development of characterization and validation data.

     (2) With respect to each Antibody delivered pursuant to subparagraph (a) of this Section 3.4, each Party shall, on a quarterly basis, supply to the RMC the characterization/validation data derived from such Party's analysis of the Antibody.

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     3.5  Phase III: Decision to Engineer Collaborative Antibodies.

          (1) Promptly following its review and analysis of the data contemplated by Section 3.4(b) hereof, the RMC shall promptly select those Antibodies to be further engineered by CAT pursuant to subparagraph (b) of this Section 3.5.

          (2) With respect to each Antibody selected by the RMC pursuant to subparagraph (a) of this Section 3.5, CAT shall, pursuant to the Engineering Criteria, make diligent efforts to engineer such Antibodies into Collaborative Abs.

          (3) CAT shall devote at least [***] to the engineering work contemplated by subparagraph (b) of this Section 3.5, at a cost to CAT of [***] (the "Engineering Cost"). GI shall be obligated to reimburse CAT [***] and such reimbursement shall be due within thirty (30) days of GI's receipt of a quarterly invoice from CAT.

     3.6  Phase IV: Introduction of Collaborative Abs to Selection Pool.

          With respect to each Collaborative Ab and upon completion of the engineering (as contemplated by Section 3.5(b)) of such Collaborative Ab, CAT shall promptly submit to the RMC each Collaborative Ab and all related data. The RMC shall promptly evaluate each such Collaborative Ab to determine if the Engineering Criteria has been met. Upon a determination by the RMC that the Engineering Criteria has been satisfied, such Collaborative Ab shall be introduced into the Selection Pool for selection by the Parties pursuant to Article 9 ("Introduction Date").

          Upon a determination by the RMC that the Engineering Criteria has not been met, the RMC shall determine the appropriate disposition of such Collaborative Ab.

4.   Intellectual Property.

          (1)  Except as provided in subparagraphs (b), (c), (d) and (e) of this
               Article 4, the entire right, title, and interest in all discoveries, improvements, processes, formulas, data, inventions, know-how, and trade secrets, patentable or otherwise, arising from the Product Collaboration, shall be owned jointly by the Parties ("Product Collaboration IP").

               Each party shall promptly disclose to the other party the making, conception, or reduction to practice of all Product Collaboration IP.

          (2) Product Collaboration IP shall not include GI Background IP, GI Background Technology, CAT Background IP or CAT Background Technology.

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          (3)  GI Background IP and GI Background Technology shall be owned by
               GI and CAT Background IP and CAT Background Technology shall be owned by CAT.

          (4) Except as expressly provided herein, nothing in this Agreement transfers or licenses any right, title or interest in and to GI Background IP, GI Background Technology, CAT Background IP or CAT Background Technology.

          (5) Any Improvements to Background IP (GI or CAT Background IP, as appropriate), shall be owned by the party who owns the underlying CAT or GI Background IP.

          (6) Each Party shall, pursuant to Article 10, have the first option to exclusively license the other Party's rights and interests in and to Product Collaboration IP.

          (7) Except as expressly provided herein, nothing in this Agreement transfers or licenses to a Party any right, title or interest in and to the Independent Developments of the other Party.

5.   Term of Product Collaboration.

          (1) Except as otherwise provided in this Agreement, the term of the Product Collaboration shall commence on the Effective Date and expire on the date three (3) years thereafter, provided, if there are any Collaborative Ab(s) in the Selection Pool at such time, the term of the Products Collaboration shall be extended until the later of:

               (1) such time when the last of such Collaborative Ab(s) is selected pursuant to Article 9, or

               (2) the end of the Product Collaboration Term as determined pursuant to subparagraph (b) hereof, as appropriate.

          (2) If at the end of the Product Collaboration Term an Antibody(ies) are, pursuant to Section 3.5(b), being engineered by CAT, the Product Collaboration shall be extended to the extent necessary to

               (1)  complete engineering of such Antibodies and

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               (2)  complete selection of any corresponding Collaborative Abs, pursuant to Article 9. The disposition of all other Antibodies will be determined on a case by case basis by the RMC. Upon the expiration of the Product Collaboration and subject to any rights granted pursuant to Article 10 hereof, each Party shall retain a royalty free research license (with right of sublicense to Affiliates) to any and all Product Collaboration IP.

6.   Termination of Product Collaboration: Effect of Termination.

     6.1 Termination for Cause. The Product Collaboration may be terminated by notice by either Party at any time during the term of the Product Collaboration if the other Party is in breach of its material obligations under the Product Collaboration by reasons and causes within its control, and has not, to the extent curable, cured such breach within sixty (60) days following written notice requesting cure of the breach.

     6.2  Effect of Termination.

          (1)  In the event GI terminates this Product Collaboration pursuant to
               Section 6.1, all of CAT's rights in and to Product Collaboration IP shall hereby terminate and GI shall retain sole ownership of all Product Collaboration IP.

          (2) In the event CAT terminates this Product Collaboration pursuant to Section 6.1, all of GI's rights in and to Product Collaboration IP shall hereby terminate and CAT shall retain sole ownership of all Product Collaboration IP.

          (3) Notwithstanding anything herein to the contrary, expiration or termination of the Product Collaboration shall not relieve the parties of any obligation, right or license accruing prior to such expiration or termination and all confidentiality obligations shall survive this Agreement for five (5) years.

7. Supply of Materials. Each Party shall use reasonable and diligent efforts to supply to the other Party such reasonable quantities of Additional Target Antigens, Accepted Antigens, Collaborative Abs and other materials in that Party's possession as the Parties may agree are reasonably required to carry out their respective obligations under this Agreement.

8. Work with Academic Collaborators. Either Party shall be permitted to transfer Additional Target Antigens, Accepted Antigens, Antibodies, Collaborative Abs and related Confidential Information (collectively, "Product Collaboration information") to academic third party collaborators,
     (a) pursuant to the terms set forth in this Article 8 and (b) only to the extent necessary to effect the Product Collaboration.

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     8.1  No Right of Further Transfer. The academic collaborator shall not have the right to transfer any Product Collaboration Information to any third party.

     8.2 Permitted Use. The academic collaborator's use of Product Collaboration Information shall be (a) clearly set forth in a written collaboration agreement ("Collaboration Agreement") and (b) limited to laboratory research and preclinical development work.

     8.3 Confidentiality. Any Product Collaboration Information transferred to an academic collaborator shall be transferred under confidentiality and publication provisions which are no less restrictive than those set forth in his Agreement.

     8.4 Disposition of Intellectual Property. In each Collaboration Agreement, GI and CAT, as applicable, shall obtain from the academic collaborator:

          (1) an automatic, irrevocable, non-exclusive royalty-free license (with right of sublicense), to all know-how, inventions and discoveries (patentable and unpatentable) made by the academic collaborator ("Academic IP"), or

          (2)  joint ownership of all such Academic IP, and
                                                        ---

          (3) an option to negotiate an exclusive, royalty bearing license (with right of sublicense) to all Academic IP.

     8.5 Identity of Academic Collaborator. At the request of the other Party, each Party shall, under confidentiality, disclose (to the extent permitted under its third party agreement), the identity of any academic collaborator.

9. Ab Selection. GI and CAT may each select Available Abs, pursuant to the following procedures:

     9.1 Selection of First Available Ab: Firm Offer. At any time following the Introduction Date of the First Available Ab, GI or CAT may submit in writing to the other Party ("Recipient Party") a firm offer for any Available Ab ("Firm Offer"). Such Firm Offer shall include [***] to secure, pursuant to Article 10 hereof, exclusive rights in and to such Available Ab for the development and commercialization of Therapeutic Licensed Product(s) and Diagnostic Licensed Product(s).

     9.2  Election to Match Firm Offer.

          (1) Within [***] of a Recipient Party's receipt of a Firm Offer, such Recipient Party may by written notice ("Option Acceptance") to the Offering Party, elect to match the Firm Offer by agreeing to promptly pay the Offering Party an amount equal to the Option Price. In the event Recipient Party elects to match the Firm Offer, Recipient Party shall, pursuant to Section 10.1 and as consideration for Offering Party's grant of it rights and interests in and to such Available Ab, pay to Offering Party an amount equal to the Option Price ("Option Payment").

          (2)  In the event Recipient Party does not, pursuant to subparagraph
               (a) of this Section 9.2, send such Option Acceptance to Offering Party, the Offering Party shall promptly pay the Option Payment to the Recipient Party. As consideration for payment of the Option Payment, Recipient Party shall, pursuant to Section 10.1, grant to Offering Party all of Recipient Party's rights and interests in and to the Available Ab selected.

     9.3 Subsequent Ab Selections. GI and CAT shall alternate selections of Available Abs (after the First Available Ab), pursuant to the following procedures:

          (1) At any time following a Party's initial selection of an Available Ab pursuant to Section 9.2 hereof (the "Purchasing Party"), the other Party ("Non-Purchasing Party") shall, during the Exclusive Selection Period (defined below), have the exclusive opportunity to select an Available Ab from the Selection Pool by (i) giving written notice to the Purchasing Party of its intention to make a selection ("Notice of Intent") and (ii) making such selection, provided, however, at any time following the date [***] from the Option Payment Date ("Exclusive Selection Period"), such exclusive opportunity shall become non-exclusive and the Purchasing Party may also submit a Notice of Intent with respect to any Available Ab. In the event there are no Available Abs remaining in the Selection Pool as of the Option Payment Date, the term of the Exclusive Selection Period shall be [***] from the Introduction Date of the next Available Ab.

               If, following the Exclusive Selection Period, the Purchasing Party delivers a Notice of Intent, the Non-Purchasing Party shall have [***] from the date of its receipt of such Notice of Intent ("Selection Period") to select an Available Ab.

          (2) In the event the Non-Purchasing Party selects an Available Ab pursuant to subparagraph (a) of this Section 9.3, the Purchasing Party shall, pursuant to Section 10.1 hereof, grant to the Non-Purchasing party all of its rights and interests in and to the selected Available Ab.

          (3) In the event the Non-Purchasing Party does not select an Available Ab within the Selection Period pursuant to subparagraph
               (a) above, the Purchasing party
               shall have [***] from the end of such Selection Period to select an Available Ab from the Selection Pool.

               (1) If during this [***] period, such Purchasing Party gives the Non-Purchasing Party written notice of its selection of an Available Ab, the Non-Purchasing Party shall, pursuant to
                    Section 10.1, hereof, grant to such Purchasing Party, all of its rights and interests in and to such selected Available Abs.

               (2) If during this [***] period, such Purchasing Party fails to provide the Non-Purchasing Party written notice of its selection of an Available Ab, the Non-Purchasing Party's right to select an Available Ab is restored and for the next [***] period, such Non-Purchasing Party shall have an exclusive opportunity to select an Available Ab.

          (4) Thereafter, each Party shall alternate in their selection of Available Abs. If it is a Party's turn to select an Available Ab, it may do so at any time, provided such selection is made, as applicable within [***].

               (1) of the previous selection of an Available Ab, if at such time, there exist Available Ab(s) in the Selection Pool or,

               (2) Introduction Date of the next Available Ab, if at such time, no Available Ab(s) are in the Selection Pool.

     9.4 References to Days and Dollars. Unless otherwise specifically set forth herein, all references to "days" in this Agreement shall refer to calendar days and all references to "dollars" shall refer to United States currency.

10.  Product Collaboration License Grant.

     10.1 Therapeutic Licensed Products. (a) Upon a Party's (the "Exclusively Licensee") payment of an Option Payment for an Available Ab pursuant to Section 9.2, or selection of an Available Ab pursuant to Section 9.3, the other Party ("Granting Party") shall, with respect to such Available Ab grant to such Exclusive Licensee:

               (1) A worldwide exclusive license (with rights of sublicense) to all of Granting Party's rights and interests in and to Product Collaboration IP,

               (2) A worldwide, non-exclusive license (with right of sublicense) to all of Granting Party's rights and interests in and to the Granting Party's Background IP and Background Technology as is necessary to develop, make, have made, use, sell, offer to sell or import Therapeutic Licensed Product(s), and Diagnostic Licensed Products, provided however, any rights granted by
                                         ----------------
                      GI to CAT pursuant to this Section 10.1 are:

               1.     subject to CAT's obligations and GI's rights pursuant to
                      Article 12 and

               2. includes only those [***] which GI is permitted to license under its existing arrangements. GI acknowledges that, with respect to such arrangements, it shall use good faith efforts to remove restraints on its ability to sublicense [***] hereunder.

               (b) Additionally, Granting Party shall promptly transfer to the Exclusive Licensee Party all physical embodiments of Product Collaboration IP, including all information, improvements, processes, formulas, data, inventions, know-how, and trade secrets.

     10.2 Non-Ab Licensed Product(s). Pursuant to the terms of the Product Collaboration, from time to time each Party may, pursuant to Section 3.3(b), submit Additional Target Antigens to the Product Collaboration. For purposes of this Section 10.2, the Party who submits the Additional Target Antigen to the Product Collaboration shall be called the Target Antigen Provider.

          (1) Option to Exclusive License. Each Party grants the Target Antigen Provider an option to license exclusively such rights as are set forth in subparagraph (b) of this Section 10.2. Notwithstanding anything herein to the contrary, at any time from the Effective Date to the date [***] following the end of the term of the Product Collaboration, a Target Antigen Provider may exercise such option by (I) written notice to the other Party and (II) acceptance of the obligations set forth under this Agreement with respect to Licensed Product(s).

          (2) License Grant. Upon exercise by a Target Antigen Provider ("Non-Ab Licensee") of an option pursuant to subparagraph (a) above, the other Party ("Granting Party") shall grant to such Non-Ab Licensee a worldwide, exclusive license (with right of sublicense) to all of Granting Party's rights and interests in and to Product Collaboration IP:

               to develop, make, have made, use, sell, offer to sell or import Non-Ab Licensed Product(s).

          (3) Royalties. In the event a Party commercializes a Non-Ab Licensed Product, such Party shall, for each Non-Ab Licensed Product, pay to the other Party on a country-by-country basis, royalties in an amount equal to [***] of Net Sales of Non-Ab Licensed Products, the sales of which would, but for the license hereunder, infringe Valid Patent Rights in the country of sale.

               Royalties with respect to Non-Ab Licensed Product(s) shall be payable from the Date of First Commercial Sale until the expiration of the last Valid Patent Right, provided:

               (1) only one royalty shall be due with respect to the same unit of Non-Ab Licensed Product, and

               (2) no royalties shall accrue on the disposition of Non-Ab Licensed Product in reasonable quantities by a Party or its sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutes or government agencies for a non-commercial purpose).

          (4) Third Party Licenses . In the event that one or more patent licenses from third parties are required by a Party or its sublicensee in order to develop, make, have made, import, use, or sell Non-Ab Product(s) ("Third Party Licenses"), any consideration actually paid under such Third Party License(s) by a Party or its sublicensee, shall not be creditable against any royalty payments due under this Agreement.

     10.3 Payments Due Third Parties.

          (1)  In the event a Non-Ab Licensee exercises a license pursuant to
               Section 10.2, thereafter such Non-Ab Licensee shall, subject to subparagraphs (b) and (c) of this Section 10.3, be responsible for paying [***] on sales or other dispositions of Non-Ab Licensed Product(s), whether such payments are required to be paid directly by Non-Ab Licensee or are required to be paid directly by Granting Party [***].

          (2) All required fees and royalties relating to CAT Background IP and Technology and payable under agreements entered into by CAT as of the date of this Agreement are set forth in Exhibit B.

          (3) Upon receipt of the written notice set forth in Section 10.2(a), Granting Party shall advise Non-Ab Licensee in writing as to whether or not the royalties and fees ("Third Party Obligations") set forth in Exhibit B or any additional Third Party Obligations will attach to the Non-Ab Licensed Product which Non-Ab

                         Licensee is seeking to license. With respect to solely those sublicenses that Non-Ab Licensee elects to have granted to it by Granting Party, Non-Ab Licensee shall agree to the Third Party Obligations incident to such sublicenses and thereafter shall be responsible for paying any and all fees and royalties due such third parties on sales of Non-Ab Licensed Product(s), whether such payments are required to be paid directly by Granting Party to such Third Party.

11. Product Collaboration Benchmark Payments. In the event a Party develops and/or commercializes a License Product(s), such Party shall be required to make the following benchmark payments to the other Party with respect to each Licensed Product(s):

     Therapeutic Licensed Product(s)
     ------------------------------

     Initiation of Phase I/II                   [***]
     Initiation of Phase III                          [***]
     First regulatory filing (BLA or equivalent)
             in any Major Market                      [***]
     First Approval of a marketing application
             in any Major Market                      [***]

     Provided, however, the benchmark payment of [***] in respect of initiation of Phase I/II shall not be payable by CAT.

     Diagnostic Licensed Product(s)
     ------------------------------

     IND or IDE or equivalent                          [***]
     PMA or BLA or equivalent                          [***]
     Regulatory marketing Approval                    [***]

     With respect to each Licensed Product, a benchmark payment shall be payable only upon the initial achievement of such benchmark and no amounts shall be due for subsequent or repeated achievement of such milestone. All benchmark payments set forth in this Article II shall be made within thirty (30) days of the related event.

12.  CAT's Conditional Right of Sublicense:

     12.1 GI Option Right.

          (1) In the event CAT develops a Licensed Product following completion of Phase II clinical trials in the first Major Market Country, GI shall have the exclusive option to negotiate an agreement under which CAT shall grant to GI a worldwide, exclusive, sublicensable license under CAT's rights under

                 Product Collaboration IP and under Product Collaboration Technology relating to the Licensed Product, to develop, manufacture, use and sell such Licensed Product. CAT shall

                 (1) pursuant to applicable laws, provide to GI a comprehensive Phase II Clinical Trial written report setting out the data, including, but not limited to, patient characteristics (e.g. demographics), patient inclusion/exclusion criteria, study design (e.g. randomized, blinded, unblinded, etc.), protocol, results of the primary efficacy outcome by treatment and adverse effects/events by treatment, patient drop-out data, and statistical data, all in sufficient detail to enable GI to reasonably enter such Licensed Product into Phase III, and

                 (2) disclose to GI all required fees and royalties, if any, payable under agreements entered into by CAT as of such filing date and all third party rights under option or license to CAT which specifically relate to the Licensed Product, so GI can undertake a reasoned evaluation of its interest in exercising its option under this Section 12.1.

     12.2 GI Exercise. If GI exercises its option to negotiate an agreement with CAT under Section 12.1, such agreement shall be negotiated in accordance with the following terms and conditions:

            (1) GI will have [***] after receiving a comprehensive Phase II Clinical Trial written report from CAT to negotiate in good faith with CAT and provide CAT an offer of terms to the Licensed Product. If, pursuant to a binding letter of intent, the parties can agree to terms for such Licensed Product, GI shall take over all future development of the Licensed Product, and CAT shall grant to GI the license referred to in Section 12.1.

                 Any offer made by GI pursuant to this Section 12.2(a) shall at a minimum provide for royalties sufficient to discharge any required third party royalties disclosed by CAT pursuant to
                 Section 12.1(a)(ii).

            (2) If CAT is not satisfied with the GI offer made in accordance with Section 12.2(a), CAT shall have [***] to seek an alternative partner to develop the Licensed Product and enter into a binding letter of intent with such partner in accordance with the following provisions.

                 (1) Benchmark payments offered by any third party and accepted by CAT for the Licensed Product must [***]. The discount rate [***] will be the Citicorp USA Inc. prime rate at time of negotiation [***]. For the purpose of calculating [***] under this Section 12.2(b) the following timing definitions will apply: (a) Phase III Clinical Trials shall be [***] the completion and receipt by GI of the Phase II Clinical Trial report, (b) registration submission will occur [***] and, (c) registration approval will occur [***].

              (2) Royalty rates offered by any third party and accepted by CAT must exceed those offered by GI to CAT by [***] for example, if GI offers [***], then royalty rates offered by any third party and accepted by CAT must exceed [***].

              (3) If a third party offer for the Licensed Product exceeds the GI offer by the guidelines outlined in this Section 12.2 and is accepted by CAT, GI shall receive from CAT the benchmark payments and running royalty that would be owed by CAT to GI hereunder as if CAT were to have developed and sold the Licensed Product. GI shall forego any other rights in such Licensed Product.

         (3) If CAT cannot exceed the GI offer by the guidelines outlined in this Section 12.2, then CAT shall accept the GI offer.

         (4) Any offer made by GI pursuant to this Section 12.2 shall be deemed Confidential Information and shall not be disclosed to any third parties.

    12.3 In the event that GI does not exercise its option to negotiate an agreement with CAT under Section 12.1, and CAT therefore seeks a partner after the initiation of Phase III Clinical Trials for global or local rights, GI shall be notified and allowed a reasonable first opportunity to negotiate in good faith to acquire such rights.

13. Development and Commercialization of Licensed Products.

         (1) Each Party shall use reasonable efforts, consistent with the usual practices followed by such Party in pursuing drug development and commercialization, at its own expense, to develop and commercialize its Licensed Product(s) on a commercially reasonable basis in such countries in the world where in the Party's opinion, it is commercially viable to do so.

          (2) The obligations of a Party with respect to any Licensed Product(s) under subparagraph (a) above is expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Licensed Product(s), and such obligations of a Party shall be delayed or suspended so long as in such Party's opinion any such condition or event exists.

14.  Product Collaboration Royalties.

     14.1 Payment. In the event a Party commercializes a Licensed Product(s), such Party shall, for each Licensed Product(s), pay to the other Party royalties on a country-by-country basis in an amount equal to:

          (1)  [***] of Net Sales of Therapeutic Licensed Products, and

          (2)  [***] of Net Sales of Diagnostic Licensed Products.

          Royalties with respect to Licensed Product(s) shall be payable for the later of a period:

          (a)  of ten (10) years from the Date of First Commercial Sales or

          (b) from the Date of First Commercial Sales to the last to expire of the Valid Patent Rights of the CAT Antibody Patents, on such sales that, but for the license granted pursuant to Section 10.1, would infringe such CAT Antibody Patents, provided

               (1) only one royalty shall be due with respect to the same unit of Licensed Product, and

               (2) no royalties shall accrue on the disposition of Licensed Product in reasonable quantities by a Party or its sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutes or government agencies for a non-commercial purpose.)

     14.2 Third Party Licenses.

          (1)  MRC and Dyax Licenses. Under the terms of the MRC License (as
               ---------------------
               defined in Exhibit B) and the Dyax License (as defined in Exhibit
               B), CAT represents that GI, as consideration for GI's rights under such licenses, is obligated to pay CAT (for the benefit of Dyax and MRC) certain royalties on Net Sales of Licensed Products and Research Products ("GI/MRC/Dyax Sublicenses Royalties" at the royalty rates set forth in Exhibit B). In addition to the royalties due pursuant to Section 14.1, GI hereby agrees to (a) pay to CAT such GI/MRC/Dyax Sublicensee royalties as are due under the terms of the MRC and Dyax License and (b) make such payments directly to CAT (for the benefit of Dyax and MRC).

          As provided in Section 15.7, for Research Products, such GI/MRC/Dyax Sublicense Royalties are included in the royalty amounts set forth in subparagraphs (a) and (b) of Section 15.7.

          (2) CAT Representations. CAT hereby agrees that during the term of this Agreement:

               (1) With respect to royalty payments payable by GI hereunder, it will apply all applicable offsets available under the MRC and/or Dyax Agreement

               (2) the Dyax and/or MRC License shall not be amended or modified [***] and

               (3) a) in the event the Dyax and/or MRC license are amended or modified to create more favorable GI/MRC/Dyax Sublicense Royalties than those existing on the Effective Date, such more favorable terms shall be offered to GI or b) in the event more favorable commercial terms with respect to the Dyax and/or MRC License are available to other licensees of CAT ("Other Licensee"), CAT shall be obligated to use diligent efforts to cause such more favorable terms to be offered to GI. GI shall have the right to accept such more favorable terms or retain the terms set forth in this Agreement. b) With respect to (b) of this subparagraph
                    (iii), such notification shall set forth the more favorable terms, as well as any less favorable terms and conditions agreed upon by the Other Licensee in exchange for such more favorable terms. GI shall have the right to accept or reject all of the varying terms, but shall not have the right to accept solely the more favorable GI/MRC/Dyax Sublicensees Royalties.

               Subject to (a) CAT obligations as set forth in subparagraphs (i),
               (ii), and (iii) of this Section 14.2(b) and (b) GI's rights to the MRC License and Dyax License granted under this Agreement, CAT may, in its sole discretion, modify or amend such MRC and/or Dyax License(s), provided no such modification or amendment shall adversely affect GI's rights hereunder.

          (3)  Third Party Licenses Relating to CAT Antibody Patents. In the
               -----------------------------------------------------
               event CAT determines in its sole discretion during the term of the Product Collaboration to enter into one or more additional third party patent licenses ("Third Party Antibody License(s)"), which, but for such licenses, the practice hereunder of the technology claimed by the CAT Antibody Patents, would infringe such Third Party Antibody License(s), CAT shall notify GI of any additional royalties payable by sublicensees under such Third Party Antibody License(s). The first [***] on Net Sales of Licensed Products, due under such Third Party Antibody License(s), shall be borne by CAT and such royalties in excess of [***] shall be subject to the provision of Section 14.2(c).

          (4)  Other Third Party Licenses. In the event that one or more patent
               --------------------------
               licenses from third parties (excluding MRC and Dyax Licenses and Third Party Antibody Licenses) are required by a Party or its sublicense in order to develop, make, have made, import, use, or sell Licensed Product(s) ("Other Third Party Licenses"), any consideration actually paid under such Third Party License(s) by a Party or its sublicense, shall not be creditable against any royalty payments due under this Agreement.

     14.3 Reporting and Auditing (or Payment) Reports and Payment. Each Party shall deliver to the Party to which royalties are owed, within sixty
          (60) days after the end of each calendar quarter, a written report showing its computation of royalties due under this Agreement upon Net Sales by such Party, and sublicensees during such calendar quarter. All Net Sales shall be segmented in each such report according to sales by such Party, and such sublicensee, as well as on a country-by-country basis, including the rates of exchange used to convert such royalties to United States Dollars from the currency in which such sales were made. Simultaneously with the delivery of each such report, the paying Party shall tender payment in United States Dollars of all royalties shown to be due therein.

          For purposes hereof, the rates of exchange to be used for converting royalties hereunder to United States Dollars shall be the closing price published for the purchase of United States Dollars in the East Coast Edition of the Wall Street Journal for the last business day of the calendar quarter for which payment is due.

     14.4 Foreign Royalties. Where royalties are due hereunder for sales of Licensed Products in a country where, by reason of currency regulations or taxes of any kind, it is impossible or illegal for such Party or its sublicensee to transfer royalty payments to the licensor Party for Net Sales in that country, such royalties shall be deposited in whatever currency is allowable by the person or entity not able to make the transfer for the benefit or credit of the licensor Party in an accredited bank in that country that is reasonably acceptable to the licensor Party.

     14.5 Taxes. Any and all income or similar taxes imposed or levied on account of the receipt of royalties payable under this Agreement which are required to be withheld by a Party shall be paid by such Party or its sublicensees on behalf of the licensor Party and shall be paid to the proper taxing authority. Proof of payment shall be secured and sent to the licensor Party by such Party or sublicensees as evidence of such payment in such form as required by the tax authorities having jurisdiction over such Party or its sublicensees. Such taxes shall be deducted from the royalty that would otherwise be remittable by the Party or its sublicensees.

     14.6 Records. Each Party shall keep, and shall require all sublicensees to keep, for a period of at least three (3) years, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable thereunder. During the term of this Agreement and for a period of three (3) years following its termination, each Party shall have the right from time to time (not to exceed once during each calendar year) to inspect in confidence, or have an agent, accountant or other representative inspect in confidence, such books, records and supporting data.

15.  Contract Research Program - General.

     The following provisions of this Article 15 shall be applicable to the Contract Research Program:

     15.1 General. GI and CAT shall engage in a Contract Research Program upon the terms and conditions set forth in this Agreement. The activities which may be undertaken in the course of the Contract Research Program are set forth in this Article 15, which may be amended from time to time upon the mutual agreement of the Parties.

     The Contract Research Program consists of the following components:


           a)    Section 16 -  ProAb Services,
           b)    Section 17 -  SKIM Services,
           c)    Section 18 -  ProAb/SKIM Installation and Support
           d)    Section 19 -  Contract FTE Services,
           e)    Section 20 -  CAT Library Services, and
           f)    Section 21 -  Optional Antibody Engineering Services

     15.2 Conduct of Contract Research Program. GI and CAT shall conduct the Contract Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations and all applicable good laboratory practices to achieve their objectives efficiently and expeditiously. GI and CAT each shall use commercially reasonable and diligent efforts in undertaking the work set out in the Contract Research Program.

     15.3 Intellectual Property. Except as provided in Article 20 hereof, the entire right, title and interest in all discoveries, improvements, processes, formulas, data (including, but not limited to all ICC
           Data), inventions, know-how, and trade secrets, patentable or otherwise, arising from the Contract Research Program ("Contract IP"), shall be owned by GI. CAT shall promptly disclose to GI the making, conception or reduction to practice of all Contract Research Program IP. Improvements to Background IP (GI or CAT Background IP, as appropriate) shall not be included in Contract IP. GI shall have the right to seek or continue to seek or maintain patent prosecution on all Contract IP.

     15.4 Contract Research Program Term. Except as otherwise provided in this Agreement, the term of the Contract Research Program shall commence on the Effective Date and continue for the later of (a) three years or
          (b) completion by CAT of all of its performance obligations undertaken pursuant to the Contract Research Program. GI may extend the term of the Contract Research Program for an additional year by giving [***] written notice to CAT.

     15.5 Development and Commercialization of Research Product(s).

          (1) GI shall use reasonable efforts, consistent with its usual practices in pursuing drug development and commercialization, at its own expense, to develop and commercialize Research Product(s) on a commercially reasonable basis in such countries of the world where in GI's opinion, it is commercially viable to do so.

          (2) The obligations of GI with respect to any Research Product(s) under subparagraph (a) above are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Research Product(s), and such obligation shall be delayed or suspended so long as in GI's opinion any such condition or event exists.

          (3) Notwithstanding anything in this Agreement to the contrary, in the event GI breaches its obligations under this Section 15.5, GI shall grant to CAT a non-exclusive patent license to develop and commercialize such Research Product. CAT's sole remedy with respect to such Research Product, shall be this grant of a non-exclusive patent license.

     15.6 Contract Research Benchmark Payments. In the event that GI develops and/or commercializes a Research Product(s), GI shall be required to make the following benchmark payments to CAT with respect to each Research Product:

     Therapeutic Research Product(s)
     -------------------------------

     License Fee                                       [***]
     Initiation of Phase I/II                    [***]
     Initiation of Phase III                           [***]
     First Regulatory Filing in any Major Market [***]

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

     First Approval of a marketing application
     in any Major Market                               [***]

     [***] of all such benchmark payments (excluding License Fees) shall be creditable against royalties due with respect to such Research Products(s).

     The License Fee shall not be owing if GI elects to purchase Ab engineering services under the Contract Research Program.

     Diagnostic Research Product(s)
     ------------------------------

     IND or IDE or equivalent        [***]
     PMA or BLA or equivalent        [***]
     Regulatory marketing Approval   [***]

     With respect to each Research Product, a benchmark shall be payable only upon the initial achievement of such benchmark and no amounts shall be due for subsequent or repeated achievement of such milestone. All benchmark payments set forth in this Section 15.6 shall be made within thirty (30) days of the related event.

     15.7 Contract Research Royalties. In the event GI commercializes a Research Product(s), such Party shall, for each Research Product(s), pay to CAT royalties on a country-by-country basis in an amount equal to:

             (1)  Therapeutic Research Products. A royalty totaling [***] of Net
                  -----------------------------
                  Sales of Therapeutic Research Products, [***].

             (2)  Diagnostic Research Products. A royalty totaling [***] of Net
                  ----------------------------
                  Sales of Diagnostic Research Products,  [***].

Royalties with respect to Research Product(s) shall be payable for the later of:
(a) a period of ten (10) years from the Date of First Commercial Sale or (b) a period from the Date of First Commercial Sales to the last to expire of the Valid Patent Rights of the CAT Antibody Patents, on such sales that, but for the rights granted by CAT to GI under such CAT Antibody Patents, would infringe such CAT Antibody Patents, provided

                  (1) only one royalty shall be due with respect to the same unit of Licensed Product, and

                  (2) no royalties shall accrue on the disposition of Research Product in reasonable quantities by a Party or its sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutes or government agencies for a non-commercial purpose).

     15.8 Third Party Licenses.

          (1) CAT represents that as of the Effective Date, to the best of its knowledge, there are no Third Party Licenses (defined below) which are needed by GI in order to develop, make, have made, import, use or sell Research Products.

          (2) Notwithstanding anything herein to the contrary, in the event that one or more additional third party licenses are required by GI or its sublicensee in order to develop, make, have made, import, use or sell Research Products ("Third Party Licenses") because absent such Third Party Licenses, the practice of the technology covered by the CAT Antibody Patents would infringe the granted patent rights of such Third Party Licenses, any royalty payments due third parties under such Third Party Licenses shall be

               (1)  [***], and

               (2) creditable against royalties due CAT pursuant to Section 15.7, provided however, under no circumstances shall the royalty payment due CAT be less than [***] of Net Sales on Research Products or [***] on Diagnostic Products.

          Further provided, it is understood by the Parties that the royalty
          ------- --------
          rates set forth in this subparagraph (ii) ("Minimum Rate") include and are based on the GI/MRC/Dyax Sublicense Royalty existing on the Effective Date and that reductions in such GI/MRC/Dyax Sublicensee Royalty pursuant to Section 14.2 hereof, shall result in a corresponding reduction in the Minimum Rate, however, under no circumstances shall the Minimum Rate be less than [***].

          (3) Subject to subparagraphs (a) and (b) of this Section 15.8, In the event that one or more additional patent licenses from third parties are required by GI or its sublicensee in order to develop, make, have made, import, use, or sell Research Product(s) ("Future Third Party Licenses"), any consideration actually paid under such Future Third Party License(s) by GI or its sublicensee, shall not be creditable against any royalty payments due under this Agreement.

     15.9 Most Favored Customer. During the term of the Contract Research Program CAT shall not offer to any third party more favorable terms for the ProAb and/or SKIM Services provided under the Contract Research Program that the terms available to GI.

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

     15.10 Grant of CAT Contract Background IP. As consideration for payment by GI to CAT of a License Fee (pursuant to Section 15.6), or purchase by GI of Ab Engineering Services (pursuant to Section 21,) CAT shall, with respect to the Research Product(s) for which such License Fee or Ab Engineering Services applies, grant to GI a worldwide, exclusive license (with right of sublicense) to all of CAT's rights and interests in and to all CAT Contract Background IP to develop, make, have made, use, sell, offer to sell or import Research Product(s), provided however, such grant shall, to the
                                 ----------------
            extent evidenced in its contemporaneous written records, be subject to (a) any prior non-exclusive or exclusive grant by CAT of such rights to third parties with respect to such Research Product(s) or
            (b) CAT's exclusive right to continue any current bona fide internal development project directed to the research, development and commercialization of such Research Project.

16.  Contract Research Program (Part I - ProAb Services).

     16.0 Non-Exclusive Access. Subject to Section 15.10, the parties agree that CAT shall provide ProAb to GI on a non-exclusive basis and that during the term of the Contract Research, CAT may provide ProAb services to third parties, including ProAb services on any Research Antigens.

     16.1   GI Antigen Delivery.

            (1) Delivery. GI may deliver Ful Length Sequence or portions thereof for up to [***] antigens ("Research Antigens") per quarter, [***] will be Full Length Sequence.

            (2) Limited Right of Non-Acceptance. CAT shall be obligated to accept each Research Antigen delivered by GI and pursuant to
                Section 16.2, generate Research Abs and ICC Data for such Research Antigens, provided however, CAT shall not be obligated to accept any Research Antigen if within [***] business days of delivery of such Research Antigen by GI, as evidenced in its contemporaneous written records, CAT correctly determines:

                [***]

     If during the term of the Product Collaboration, any of the above projects, exclusive licenses or letter of intent terminate, GI's right to redeliver and CAT's obligation to accept such non-accepted Research Antigen is restored.

            (3) Replacement and Non-Acceptance Credit. For each Research Antigen
                CAT declines to accept pursuant to this Section 16.1, (i) GI shall have an opportunity to present an additional Research Antigen as a replacement, or

               (ii) an amount [***] shall be credited against any amounts due CAT pursuant to Section 17.2.

     16.2 CAT Diligence. Subject to Section 16.1 hereof, CAT shall use commercially reasonable and diligent efforts to generate Research Abs and ICC Data for each of up to [***] delivered by GI to CAT each quarter (the "Quarterly Maximum"), and with respect to each such Research Antigen,:

          (1)  if GI delivers Research Antigen polypeptide sequence,

               (1)  CAT shall select [***]

               (2)  [***], or

          (2)  if GI delivers [***]

          (3)  if GI delivers [***]

               (1)  CAT shall [***], provided however,

               (2)  for purposes of calculating the Quarterly Maximum in this
                    Section 16.2, [***]

          (4) CAT shall screen at least [***] Research Abs to each peptide synthesized pursuant to this Section 16.2;

          (5) CAT shall (i) maintain reasonable quantities of [***] and (ii) screen such Research Abs against the ICC Tissue Panel;

          (6) CAT shall develop a method to transmit ICC Data to GI electronically; and

          (7) Within seven (7) business days of a request from GI, CAT will dispatch an aliquot of any Research Ab to GI, in a form such that it can be used and propagated.

     16.3 ProAb Minimum Performance Requirements.

          (1) CAT shall test all Research Abs in a ELISA format in which the protein or peptide immunogen is immobilized on the solid-phase. A Research Ab will be deemed to have satisfied the "Minimum Performance Requirements" if:

               (1)  [***]

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

               (2)  [***]

          (2) With respect to all Research Abs generated by CAT pursuant to this Article 16, in any calendar quarter, [***]

          (3) If during any quarterly period, any Research Abs fail to meet or exceed the Minimum Performance Requirements, for such period, GI research funding obligation shall be calculated as follows:

               Payment due CAT equals:

               [***]

          (4) If with respect to any Research Antigen, CAT is unable to generate any Research Abs satisfying the Minimum Performance Requirements, GI shall be permitted to substitute such Research Antigen with another Research Antigen, provided this right of substitution shall only exist upon CAT's failure to satisfy its performance obligations under subparagraph (a) of this Section 16.3.

17.  SKIM Service and Fees.

     17.1 General. GI may deliver the full-length sequences (or portions thereof) of [***]. These are expected to be (but are not limited to being) of non-human origin. CAT will generate antibodies against these sequences, as specified in section 16.2(a) and (b), but will not proceed further to the ICC analyses envisaged in that section. CAT will dispatch an aliquot of each antibody to GI in a form that can be used and propagated within [***] after the sequence has been delivered by GI. In addition, CAT will maintain a reasonable quantity of each antibody and dispatch aliquots to GI upon request. The Minimum Performance Requirements and conditions specified in Section 16.3 for ProAb will also apply to the antibodies generated in the SKIM service.

     17.2 SKIM and ProAb Fees. Subject to Sections 16.1(c) and 16.3, in consideration for its performance of (a) the SKIM services contemplated by this Article 17 and (b) the ProAb services contemplated by Article 16, GI shall pay CAT [***].

18.  ProAb and SKIM Services - Installation and Technical Support.

     18.1 Installation and Acceptance. CAT shall use commercially reasonable efforts to install the Hardware/Software within 120 days of the commencement of the Contract Research Program. Following such installation, GI shall have forty-five (45) days to conduct acceptance testing. Such installation shall be deemed complete upon written notice from GI to CAT indicating GI's acceptance of the Hardware/Software.

     In the event GI sends notice of non-acceptance to CAT, such non-acceptance notice shall identify the manner in which the Hardware/Software fails to satisfactorily perform, with sufficient specificity to permit CAT to correct such nonconformity. CAT shall have up to thirty (30) days to cure such deficiency. GI shall cooperate with CAT in correcting such deficiency. In the event of any deficiency, GI shall have the right to withhold those portions of the payments set forth in Article 17, allocable to ProAb indicating that the Hardware/Software does not perform to GI's satisfaction, CAT shall make reasonable efforts to promptly correct any such deficiency.

     18.2 User and Technical Support. GI shall be entitled to receive technical support services from CAT during the term of the Contract Research Program, as described below:

     18.2.1 Remote System Support.

            (1) User Support. CAT will provide, at its expense, remote consultation regarding the Hardware/Software, comprised of support, problem determination and resolution service by telephone and electronic mail Monday-Friday, between the hours of 9:00 A.M. and 5:00 P.M. UK time, provided, such support shall be limited to [***] consultations per month ("Basic User Support"). Additional user support is available at a cost of [***] ("Additional User Support").

            (2) Response Time. With respect to all Basic User Support and Additional User Support, GI shall receive from CAT

                 (1) [***] response times for at least [***] of user consultation requests and

                 (2)  [***] response times for all such requests.

            (3) Technical Support. CAT shall provide unlimited support relating to Hardware/Software performance ("Tech Support"). In the event of a request for Tech Support,

                 (1) for instances of non-performance of the Hardware/Software (or portions thereof), within [***] of such request, CAT shall cure such non-performance and

               (2) for all other instances, CAT shall, within [***] of such request, detail its proposed course of action for curing the deficiency and shall cure such deficiency within [***] thereafter.

18.3 On-site Training. Upon installation and a determination by GI pursuant to subparagraph (a) of this Section 18.4 that the Hardware/Software conforms to the Specifications, CAT shall provide (a) a total of [***] of on-site end user training and (b) a total of [***] of administrator training (i.e., server side administration) at no additional charge to GI. Such training session is "open attendance" and any GI selected personnel may participate. Any training beyond the initial days of training described above, will be provided at a cost of [***] per hour.

18.4 Improvements.

     (1) Improvements to ProAb. CAT will during the term of the Contract Research Program and the period [***] years thereafter, make available to GI, of such improvements in the ProAb database technology relating to GI's contemplated use of such technology hereunder, including, but not limited to, improvements relating to Hardware/Software and the production of information or analysis of data.

     (2) Additional Technologies. In the event GI seeks from CAT software or hardware not contemplated under this Article 18, CAT agrees to consult with GI regarding such request at [***].

     (3) Related Licenses. CAT hereby agrees that it has granted and/or will cause to be granted to GI all licenses relating to Hardware/Software that are necessary for GI to enjoy all of its rights concerning GI's use of such Hardware/Software as contemplated under this Agreement ("Related Hardware/Software Licenses").

     With respect to any such Related Hardware/Software Licenses, CAT represents and warrants that

     (a) GI's sublicensed rights under such licenses shall be perpetual and irrevocable, in the absence of material breach by GI and

     (b) the terms of such licenses shall be reasonable and shall not adversely effect the rights of GI contemplated under the Contract Research Program nor shall create any additional obligations not contemplated by the Contract Research Program.

18.5 With respect to any Related Hardware/Software Licenses, GI represents and warrants that it will use good faith efforts to accept the terms of such licenses.

     18.6 Indemnification. If any claim is made against GI asserting that any technology, including but not limited to the Hardware/Software, ProAb and SKIM technologies, infringes any patent, copyright or other intellectual property right, CAT shall indemnify and defend GI with respect to such claim.

19.  Contract FTE Services.

          (1) GI shall pay to CAT [***] in increments of [***] for [***] to be supplied by CAT ("Research FTEs").

          (2) Each Research FTE shall have appropriate technical credentials, experience and knowledge to perform the work associated with the Contract Research Program.

          (3) The Research FTEs shall perform such work within the Contract Research Program, as GI selects, in its sole discretion, including, but not limited to, antibody engineering, Proximol services and SKIM, provided however, such tasks shall exclude performance of ProAb services.

20.  Contract Research Program- Liberty Research License.

     20.1

          (1) Library Trial Use. At any time during the Contract Research Program, GI may elect and CAT shall transfer and grant to GI a license to utilize an aliquot of the CAT Library Technology sufficient to perform selections against up to [***] ("Aliquot of the CAT Library"), on a trial basis, pursuant to the terms of this Section 20.1(a), for the sole purpose of GI determining GI's ability to effectively manage and utilize such CAT Library Technology consistent with GI's expectations ("Trial Use"). In connection with such Trial Use, CAT hereby agrees to grant such licenses and to transfer such know-how as is necessary for GI to assess its liability to effectively and efficiently manage and utilize the CAT Library Technology. As part of the Contract Research Program, such Trial Use shall also be subject to Article 15 hereof. Upon GI's completion of any Trial Use, GI shall, subject to subparagraph (b) of this Section 20.1, promptly return the Aliquot of the CAT Library to CAT.

          GI shall use the Aliquot of the CAT Library solely for the purposes expressly set forth in this Section 21.1(a) and shall not distribute such Aliquot of the CAT Library to any third party.

          GI shall limit the use of the Aliquot of the CAT Library to GI employees working on matters relating to the Contract Research Program and maintain the same degree of security with respect to the Aliquot of the CAT Library as is maintained by GI for its own similar material.

          GI shall comply with all applicable federal rules, regulations and guidelines applicable to GI's use of the Aliquot of the CAT Library and shall assume full responsibility for any claims or liabilities arising solely from GI's use of the Aliquot of the CAT Library hereunder.

          (2) Library Option Right. At any time during the period eighteen (18) months following the Effective Date until six (6) months following the expiration of the term of the Contract Research Program, GI may elect and CAT shall grant to GI the right to utilize the CAT Library Technology for GI's research purposes in GI's sites. Each such site license includes:

               (1) transfer of the CAT Library Technologies necessary for GI to screen CAT's phage display library for scFvs and

               (2) a non-exclusive license in the field of human health to use such scFvs and any derivatives of progeny thereof for GI's research purposes (including its work with collaborators).

     20.2 Exercise of Right. Upon exercise by GI of its rights set forth in
          Section 20.1 above,

          (1)  CAT shall promptly transfer the CAT Library Technology to GI and

          (2) shall provide five (5) days of onsite technical support and training with respect to such CAT Library Technology.

     20.3 License Payment. As full consideration for

          (1) CAT's grant to GI of a non-exclusive, fully paid up, worldwide, sublicensable (to GI collaborators for GI internal research only) site license to use the CAT Library Technology for any research purpose ("Site License"), and

          (2) CAT's transfer and technical support of such CAT Library Technology, as contemplated by Section 20.2 hereof, GI shall make license payment(s) as follows:

               [***]

               With respect to such payments, as applicable, [***] shall be paid to CAT upon exercise by GI of its right to the Site License and [***] shall be payable upon completion of CAT's obligations as set forth in Section 20.2 hereof.

     20.4 Option for Commercial License. With respect to any Research Product(s) arising from GI's use of the CAT Library Technology, GI retains an option to exclusively license (with right of sublicense) from CAT all of CAT's rights and interests (owned by or licensable by CAT) in and to such intellectual property relating to CAT Library Technology reasonably necessary for GI to develop, make, have made, use, sell, offer to sell, or import such Research Products ("Library Option Rights") provided however, GI' right to exercise such
                   ----------------
          an option is subject to [***].

     20.5

          (1) Library Options. Notwithstanding anything herein to the contrary, GI may, in its sole discretion, request [***] of the options set forth in Section 20.4 ("Library Options"), provided GI preserves the right to exercise and CAT is obligated to grant, additional Library Options so long as GI agrees with respect to such Research Products, benchmark and royalty payments as provided in
               Article 15.

          (2) Exercise of Library Option. Subject to Section 15.10, GI may, with respect to any Research Product, at any time following the commencement of the Contract Research Program, exercise the exclusive development and commercialization rights set forth in
               Section 20.4, provided with respect to each such Research Product, GI shall be obligated to pay benchmark and royalty payments as provided in Article 15.

21.  Optional Antibody Engineering Services.

     21.1 Services. At any time during the term of the Contract Research Program and with respect to any Antibody, GI may request and CAT shall provide Ab Engineering Services pursuant to the terms set forth in Exhibit E.

     21.2 No Concurrent Projects. Under no circumstances shall CAT, with respect to engineering services procured by GI pursuant to this Article 21, be obligated to undertake more than one Ab Engineering Project at a time.

     21.3 Project Options. Notwithstanding anything herein to the contrary, during the term of the Contract Research Program, GI may, in its sole discretion, [***], provided, GI preserves the right to request and CAT is obligated to grant additional Ab Engineering Projects, provided GI agrees to compensate CAT pursuant to the terms set forth in Exhibit E.

22.  Patent Prosecution and Infringement.

     22.1 Responsibility for Patenting Product Collaboration IP.

          (1)  Product Collaboration IP. Subject to subparagraph (b) of this
               Section 22.1, GI shall, at its expense, have the right to seek or continue to seek or maintain Patent protection on any Product Collaboration IP, in any country. If GI elects not to seek or continue to seek or maintain patent protection on any such rights in any country, CAT shall have the right, at its expense, to file, procure and maintain in such countries patents on such rights.

          (2) Rights Upon Exclusive License Exercise. Notwithstanding anything herein to the contrary, upon CAT's payment of an Option Payment for an Available Ab pursuant to Section 9.2, or selection of an Available Ab pursuant to Section 9.3,

               (1) GI shall, with respect to the Product Collaboration IP to which CAT has been granted an exclusive license, assign to CAT (x) the right to seek or continue to seek or maintain patent protection on any such Product Collaboration IP, in any country and (y) with respect to such Product Collaboration IP, to initiate an infringement or other appropriate suit against any such third party and

               (2) CAT shall reimburse GI for any and all patent related expenses incurred by GI with respect to such licensed Product Collaboration IP.

          (3) CAT IP Rights. CAT shall have the right to seek or continue to seek or maintain patent protection on any CAT IP in any country. If CAT elects not to seek or continue to seek or maintain patent protection on any CAT IP in any country, GI shall have the right, at its expense, to file, procure and maintain in such countries Patents on such CAT IP.

          (4) Patent Corporation. Each Party shall advise the other applicable Party of all decisions taken under this Article 22 in a timely manner in order to allow the other applicable Party to protect its rights under this Section. Each Party shall provide the other applicable Party (or Parties) with copies of all substantive communications from all patent offices regarding Intellectual Property, promptly after the receipt thereof. Each Party shall provide the other applicable Party with copies of all proposed substantive communications to such patent offices regarding Intellectual Property, in sufficient time before the due date in order to enable the other applicable Party an opportunity to comment on the content thereof. Each Party shall make available to the other applicable Party, or its authorized attorneys, agents or representatives, such of its employees whom the other applicable Party, in its reasonable judgment, deems necessary in order to assist it in obtaining patent protection for the applicable Intellectual Property, in the event the Party with first rights to seek or continue to seek or maintain Patent protection on any such Intellectual Property chooses not to do so. Each Party shall sign or use its best efforts to have signed all legal documents necessary to file and prosecute patents or to obtain or maintain Patents at no cost to the other Parties. [***]

     22.2 Infringement.

          (1) Notice. Each Party shall promptly report in writing to the other Parties during the term of this Agreement any (i) known infringement or suspected infringement of any of the Intellectual Property or (ii) unauthorized use or misappropriation of the Confidential Information by a third party of which it becomes aware, and shall provide the other Parties with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation.

          (2) First Right to Bring Suit. Subject to Section 22.1(b), GI shall, in the first instance, have the right and the obligation to elect whether or not to initiate an infringement or other appropriate suit against any third party who at any time has infringed, or is suspected of infringing, any of or of using without proper authorization all or any portion of Product Collaboration IP. GI shall give CAT sufficient advance notice of its intent to file or not to file said suit and the reasons therefore to afford CAT an opportunity to make suggestions and comments regarding such suit. GI shall keep CAT promptly informed and shall from time-to-time consult with CAT regarding the status of any such suit.

               If, with respect to the Product Collaboration IP, GI elects not to initiate an infringement or other appropriate suit against any such third party, CAT, at its own expense, shall have the right to initiate an infringement or other appropriate suit against any such third party.

               The Party bringing suit for infringement shall have the sole and exclusive right to select counsel for any suit referred to in this Section 22.2 and shall, except as provided below, pay all expenses of the suit, including without limitation attorneys' fees and court costs. If necessary, the other Party shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. Such other Party shall offer reasonable assistance to the Party bringing suit in connection therewith at no charge to the

               Party bringing suit except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance.

          (3) In any suit brought by GI pursuant to this Section 22.2, GI shall pay [***] and receive [***].

     22.3 Claimed Infringement.

          (1) Notice; Cooperation. In the event that a third party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, any Party or any of their respective Affiliates or sublicensees, claiming infringement of its patent rights or copyrights or unauthorized use or misappropriation of its Confidential Information, based upon an assertion or claim arising out of the manufacture, use and/or sale of Products, such Party shall promptly notify the other Parties of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served. Each Party agrees to make available to the other Parties its advice and counsel regarding the technical merits of any such claim at no cost to the other Party.

23.  Confidential Information.

     23.1 Nondisclosure of Confidential Information. Neither Party may directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any person outside its organization any of the other Parties' Confidential Information. Each Party may disclose the other Parties' Confidential Information to persons within its organization and to its Affiliates and sublicensees who/which have a need to receive such Confidential Information in order to further the purposes of this Agreement and who/which are bound to protect the confidentiality of such Confidential Information. Each Party may disclose the other Parties' Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the other Party.

     23.2 Use of Confidential Information. Each Party shall use the other Parties' Confidential Information solely for the purposes contemplated in this Agreement or for such other purposes as may be agreed upon by the Party in writing.

     23.3 Agreements with Personnel and Third Parties. The Parties have or shall obtain agreements with all personnel and third parties who will have access to the other

          Parties' Confidential Information which impose comparable confidentiality obligations as are set forth in this Agreement on such personnel and third parties.

     23.4 Publications.

          (1) Any Party may publish any manuscripts or other scientific papers on work conducted exclusively by that Party under the Product Collaboration without the written consent of the other Party. However, a Party may not publish (or permit a third party to publish) any manuscript or other scientific paper that discloses or uses any Confidential Information without first obtaining that other Party's written consent.

          (2) Prior to the publication or other public disclosure of any manuscripts or other forms of disclosure describing the results of its work hereunder, the publishing Party shall provide (a) the data to be disclosed in that manuscript or other form of public disclosure to the other Party as soon as practicable, but at least four (4) weeks prior to intended submission for publication or other method of public disclosure, (b) a copy of the draft manuscript to be published, or a detailed summary of any other public disclosure to the other Party as soon as practicable, but at least two (2) weeks prior to intended submission for publication or other method of public disclosure, (c) a copy of the completed manuscript or other form of public disclosure at the time of submission and (d) a copy of any reviewer's comments on the manuscript or other form of public disclosure with a revised copy thereof at least two (2) weeks prior to publication.

          (3) A Party may request that the publishing Party delete from its manuscripts or other scientific papers or other forms of public disclosure reference to Confidential Information. In addition, if a Party notifies another Party that it desires patent applications to be filed on any information to be disclosed by that other Party in a public forum other than in manuscripts or other scientific papers, the presenting Party will defer such presentation for a period, not to exceed thirty (30) additional days, sufficient to permit the Party with rights to file any desired patent applications to do so.

24.  Product Liability Indemnification.

     24.1 CAT Indemnification. CAT agrees to defend GI and its respective Affiliates, sublicensees, agents, directors, officers, employees, students and licensees of rights to a Licensed Product, as applicable (the "indemnities") (other than in settlement of a claim of infringement), at CAT' cost and expense, and will indemnify and hold harmless such indemnities from and against any and all liabilities, losses, costs, damages, fees, or expenses claimed by or paid to a third party attributable to injury to persons or damage to property ("Losses") arising out of or in connection with the manufacture, use and/or sale of any Licensed Producer by CAT, its Affiliates, or sublicensees (other than GI); provided that such Losses do not arise out of the gross negligence or willful misconduct of GI (with respect to CAT' obligations to the GI indemnities under this Section).

     24.2 GI Indemnification. GI agrees to defend CAT and its respective Affiliates, permitted sublicensees, agents, directors, officers, employees, students and licensees of rights to a Licensed Product, as applicable (the "indemnitee")(other than in settlement of a claim of infringement), at GI's cost and expense, and will indemnify and hold harmless such indemnitee from and against any and all Losses arising out of or in connection with the manufacture, use and/or sale of any Licensed Product or Research Product by GI, its Affiliates, or sublicensees (other than CAT); provided that such Losses do not arise out of the gross negligence or willful misconduct of CAT (with respect to GI's obligations to the CAT indemnitee under this Section).

     24.3 Notice; Cooperation. In the event of any such indemnifiable claim, the indemnified Party shall promptly notify the indemnifying Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The indemnified Party shall cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The indemnifying Party shall not be liable for any settlements, litigation costs, or expenses incurred by the indemnified Party without the indemnifying Party's written consent, such consent to be promptly given and not unreasonably withheld.

     24.4 Liability Limitation. Neither GI nor CAT shall be liable for special, incidental or consequential damages or for loss of profit or lost revenue, even another party had been advised of the possibility of such damages.

     24.5 Insurance. Prior to initial human testing or first commercial sale of any Licensed Product or Research Product in any particular country, GI and CAT each shall either (a) secure and maintain at its own expense during the term of this Agreement an insurance policy or policies with an insurer or insurers acceptable to the other Parties or (b) self insure at a level sufficient to protect the Parties against any and all risks typically insured against by businesses comparable to the Party, including without limitation general and products liability, arising or occurring upon or in connection with each Party's business. Such policy or policies shall include general and products liability coverage in an amount typically secured by businesses comparable to the Party. Each Party shall furnish the other Party with certificates evidencing all such insurance. Each Party shall name the other Party as additional insureds in such policy or policies.

25.  Term and Termination of Agreement.

     25.1 Term. This Agreement shall remain in effect until terminated in accordance with the provisions of this Section 25 or until the last to expire of any of the licenses granted pursuant to this Agreement.

     25.2 Termination for Breach. Each Party shall be entitled to terminate this Agreement by written notice to the other Parties in the event that any other Party shall be in default of any of its material obligations hereunder, and shall fail to remedy any such default within sixty (60) days after notice thereof by the non-breaching Party. Any such notice shall specifically state that the non'breaching Party intends to terminate this Agreement in the event that the breaching Party shall fail to remedy the default. Upon any termination of this Agreement pursuant to this Section 25.2, none of the Parties shall be relieved of any obligations incurred prior to such termination.

     25.3 Termination of Contract Research Program by GI. Notwithstanding anything herein to the contrary, GI shall, in its sole discretion, have the right to terminate the Contract Research Program at any time after the date one year following the Effective Date, by giving sixty
          (60) days written notice to CAT, provided however that if in the first year, CAT, pursuant to Section 16.1, rejects (a) [***] in the first [***] of the Contract Research Program or (b) more than [***] of the delivered Research Antigens, [***] GI shall have the right to promptly terminate the Contract Research Program by giving thirty (30) days notice to CAT.

     25.4 Survival of Obligations; Return of Confidential Information. Notwithstanding any termination of this Agreement, the obligations of the Parties under Article 2, Article 4, Article 6, Section 15.3 and
          Article 25, as well as under any other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable. Upon any termination of this Agreement pursuant to Section 25.2. hereof, each Party shall promptly return to the other Party all written Confidential Information, and all copies thereof, of the other Party which is not covered by a license surviving such termination.

26.  Miscellaneous.

     26.1 Publicity.

          (1) General. No Party, nor any of its Affiliates, shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except as otherwise required by law. It is expressly understood that nothing in this Section 26 shall prevent a Party from making a disclosure in connection with any required filings with the Securities and Exchange Commission or the London Stock Exchange or in connection with the offering of securities or any financing.


          (2) Initial Press Release. With respect to the press release set forth in Exhibit G, CAT represents that all disclosures relating to the actual and/or potential value of this Agreement to CAT ("Financial Disclosures") are accurate and necessary under the securities laws to which CAT is subject.

     26.2 Conduct of Studies. All studies, research and testing done by or on behalf of each Party under this Agreement shall be performed in strict compliance with any applicable federal, state, or local laws, rules, and regulations governing the conduct of studies, research, and testing at the site where such studies, research, and testing are being conducted.

     26.3 No Implied Licenses. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force and effect. No license rights shall be created by implication or estoppel.

     26.4 No Agency. Nothing herein shall be deemed to constitute any Party as the agent or representative of the other Parties, or the Parties as joint venturers or partners for any purpose. Each Party shall be an independent contractor, not an employee or partner of the other Parties, and the manner in which each Party renders its services under this Agreement shall be within its sole discretion. No Party shall be responsible for the acts or omissions of the other Parties, and no Party will have authority to speak for, represent or obligate the other Parties in any way without prior written authority from the other Party or Parties.

     26.5 Notice. All notices required under this Agreement to be given by one Party to another shall be in writing and shall be given by addressing the same to the other at the address or facsimile number set forth below, or at such other addresses or facsimile numbers as the Parties may specify in writing. All notices shall become effective when deposited in the United States Mail with proper postage for first class registered or certified mail prepaid, return receipt requested, or when delivered personally, or, if promptly confirmed by mail as provided above, when dispatched by facsimile.

                    GI:  Genetics Institute, Inc.
                         87 Cambridge Park Drive
                         Cambridge, Massachusetts 02140
                         Telecopier (617) 876-5851
                         Attn: Legal Department

                    CAT: Cambridge Antibody Technology Limited

                          The Science Park
                          Melbourn Cambs
                          Telecopier: 1763263413
                          Attn: The Company Secretary

26.6 Assignment. This Agreement, and the rights and obligations hereunder, may not be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Party, except that (a) upon notice to the other Party, GI may assign this Agreement to an Affiliate controlled by GI, and following the first year of the Contract Research Program, CAT may assign this Agreement to an Affiliate which is controlled by CAT, provided that each such Party remains primarily liable and/or responsible for the performance of such obligations and such controlled Affiliate, and provided further that such controlled Affiliate agrees to be bound to the terms and conditions of this Agreement and (b) upon notice to the other Parties, GI may assign this Agreement in connection with the merger, consolidation or sale of all or substantially all of GI's assets.

26.7 Entire Agreement. This Agreement constitutes the entire agreement of the Parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the Parties.

26.8 Development/Commercialization of [***]. At such time as GI, in its sole discretion, elects develop and commercialize a human pharmaceutical antibody product which specifically targets [***], GI shall undertake good faith discussions with CAT concerning possible joint development and/or commercialization of such [***].

       Nothing set forth in the immediately preceding sentence should be construed to create an obligation on GI to (a) research or develop or commercialize any [***] or (b) collaborate with or enter into any agreement with CAT concerning any [***].

26.9 No Modification. This Agreement may be changed only by a writing signed by the Parties.

26.10 Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

26.11 Waiver. The waiver by any Party of a breach or a default of any provision of this Agreement by another Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of any Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power, or privilege by such Party.

26.12 Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad or invalid, illegal or unenforceable in any jurisdiction, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law in conformance with its original intent. In the event that after such reformation, a party's rights or obligations are materially changed, then such Party may terminate this Agreement.

26.13 Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

26.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

26.15 Applicable Law. This Agreement shall in all events and for all purposes be governed by, and construed in accordance with, the law of the State of New York without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

       In the event a Party institutes litigation against the other Party, the instigating Party (a) if GI, shall institute such litigation in London, England and (b) if CAT, shall institute such litigation in Boston, Massachusetts.

26.16 EC Notification. If the Parties decide to notify this Agreement to the Commission of the European Community, pursuant to Council Regulation 17/62 of the Council of Ministers of the European Community, they shall cooperate in preparing the notification documents. Each Party shall be responsible for its own costs and expenses related to such notification. Each Party will give the other full and prompt cooperation in providing any necessary information the other may require in order to prepare such notification.

       IN WITNESS WHEREOF, duly-authorized representatives of the parties have signed this Agreement as a document under seal as of the Effective Date.

GENETICS INSTITUTE, INC.

By

Print Name

Title
       duly authorized


CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC

By

Print Name

Title
       duly authorized

       IN WITNESS WHEREOF, duly-authorized representatives of the parties have signed this Agreement as a document under seal as of the Effective Date.

GENETICS INSTITUTE, INC.

By

Print Name

Title
       duly authorized


CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC

By

Print Name

Title
       duly authorized


          Final Draft - Research Collaboration and Service Agreement

                                   EXHIBIT A

                               ACCEPTED ANTIGENS

[***]

                                   EXHIBIT B

                       EXISTING THIRD PARTY OBLIGATIONS

                      (GI/MRC/DYAX SUBLICENSEE ROYALTIES)


1. License Agreement, dated January 7, 1997, between CAT and MRC, with certain royalty rates, as may be amended from time to time (the "MRC License"). For such royalty rate calculations, see Exhibit F for the applicable text of the MRC License.

2. Therapeutic Antibodies Agreement, dated December 31, 1997, between CAT and Dyax Corp., with a royalty rate of [***] as may be amended from time to time (the "Dyax License").

3. Diagnostic Antibodies Agreement, dated December 31, 1997, between CAT and Dyax Corp., with a royalty rate of [***] as may be amended from time to time (the "Dyax License").

                                   EXHIBIT C


ProAb Tissue
------------

[***]

     It is agreed that, should any of the above tissue be unavailable, then CAT may substitute another tissue, with the prior written approval of GI.

                                   EXHIBIT D

Software

The Software is defined as Cat's CONTINUITY product. It is defined as all CAT server and client software components and database schema that CAT supplies that to GI, and to any and all object modules, executables and database schema derived from these schema or the compilation of these software components. These components and database schema are part of CONTINUITY and are designed to allow submission of data in an appropriate format to CAT and mining and visualization of data and information supplied to GI by CAT.

Hardware

SUN ULTRA 10 workstation, 256 MB RAM for running CONTINUITY Object Transaction Monitoring (OTM) framework.

Specifications

CONTINUITY is 100% Java. Server OTM framework supported under SUN Solaris 7. CONTINUITY client software is supported under MS Windows 95/98/NT, MacOS 8.1 and later, Sun Solaris 7, SGI Irix 6.2 and later. Backend database requirements Oracle 8. CONTINUITY clients runs on machines with a minimum of 64 MB RAM. Supported browsers, Netscape 4.05 and later (recommended Netscape 4.5) - Netscape as opposed to IE required because of cross-platform support requirements. CONTINUITY requires a Visibroker CORBA naming service.

                                   EXHIBIT E



                         ANTIBODY ENGINEERING SERVICES


       In the event GI requests AB Engineering Services pursuant to Section 21.1 hereof, GI shall pay to CAT the amount set forth in one of the following options:

Option 1
--------

       (a) [***] per year, payable quarterly and (b) engineering performance success payment in an amount equal to [***] payable following achievement of the antibody engineering performance criteria agreed upon by the parties prior to the commencement of Ab Engineering Services or

Option 2
--------

       (a) [***] per year, payable quarterly and (b) engineering performance success payment in an amount equal to [***] payable following achievement of the antibody engineering performance criteria agreed upon by the parties prior to the commencement of Ab Engineering Services.

                                   EXHIBIT F


7.   FEES AND ROYALTIES

7.1 CAT shall pay MRC in consideration of the grant made in this Agreement the following sums (exclusive of VAT thereon);

     7.1.1.

     7.1.2. Subject always to the provisions of Clause 7.2 a Royalty of [***] of the Net Invoice Price on each sale of the Products by CAT or its Affiliates;

     7.1.3 Subject always to the provisions of Clause 7.2 a Royalty calculated in respect of the Net Invoice Price ("NIP") of each sale of the Products by CAT's sub-licensees, such Royalty to be calculated as follows:-

             (a) MRC to receive from [***] of the royalty percentage calculated by reference to NIP payable to CAT by any sub-licensee up to a maximum of [***] of the NIP of CAT's sub-licensee's sale of Products provided always that MRC shall not on any occasion receive payments which represent less than [***] of the NIP of CAT's sub-licensees sale of Products; and

             (b) MRC to receive from CAT [***] of any additional royalty percentage calculated by reference to NIP payable to CAT by any sub-licensee in excess of [***] and up to [***] of the NIP of CAT's sub-licensee's sale of Products.

7.2 There are 2 circumstances in which there will be a reduction to the royalties payable by CAT under Clauses 7.1.2 and 7.1.3 as follows:

     7.2.1 If CAT or its sub-licensees are required to licence any third party dominating patents in order to be able to exercise the rights granted to it hereunder involving use of the inventions disclosed in the patents and the corresponding patents listed in Schedule 1 as number [***] and number [***] and numbers [***] and [***] CAT may deduct from the sums due to MRC all such sums payable to such third parties up to a maximum of [***] of the sums due to MRC provided that such a reduction shall not be made where a reduction has already been or is to be made under Clause 7.5 below.

     7.2.2 Where Products infringe only those of the Patent rights which deal with [***] being those patents referred to in Schedule 1 as numbers [***] royalties shall be payable at [***] of the normal rate.

7.5 Royalties on Products paid by CAT to MRC under prior existing agreements between MRC and CAT shall be creditable against a maximum of [***] on Royalties payable on the same Products by CAT under clauses 7.1.2 and 7.1.3.

                                   EXHIBIT G

                                 PRESS RELEASE

FOR IMMEDIATE RELEASE
07.30 a.m. Tuesday 30 March 1999


                 CAMBRIDGE ANTIBODY TECHNOLOGY & WYETH-AYERST
                       LABORATORIES FORM MAJOR ALLIANCE


          Wyeth-Ayerst signs broad deal to harness CAT's technologies for target validation and therapeutic product development

Melbourn, UK and Cambridge, Mass...Cambridge Antibody Technology Group plc ("AT") (LSE : CAT"), and the research division of Wyeth-Ayerst Laboratories - Wyeth Ayerst Research (NYSE : AHP), today announced that they have entered into an agreement for the broad application of CAT's function genomics and antibody engineering expertise the discovery and development of new therapeutics based on targets identified by Wyeth Ayerst.

Summing up the alliance Dr. Steven C. Clark, Senior Vice President, Discovery Research, Eyther-Ayest Research commented:

     "CAT has developed powerful technologies both to enhance and accelerate the selection of drug targets ad to develop fully human antibody therapeutics. This agreement will help Wyeth-Ayerst more efficiently mine the wealth of information generated by our research programmes and expand our portfolio of antibody therapeutics."

Dr. David Chiswell, Chief Executive Officer of CAT, said:

     "The alliance with Wyeth-Ayerst, a world leader in biopharmaceutical research provides CAT with outstanding potential targets and complementary target validation technologies to help fuel our antibody product pipeline as well as generating near-term revenue. It is a major endorsement of the capabilities we have established in functional genomics over the past two years, and of our antibody engineering expertise."

The agreement with Wyeth-Ayerst comprises a research collaboration, a product collaboration and a library licence option.

Under the terms of the research collaboration, Wyeth-Ayerst has agreed to pay CAT $4 million per annum in research funding for up to four years, for CAT to apply its proprietary PROAB(R) and ProxiMol(R) functional genomics technologies to potential protein targets based on gene sequence information provided by Wyeth, together with other research work. In conjunction with this collaboration, CAT will establish its bioinformatics software CONTINUITY(TM), at Wyeth's research facilities in the U.S., to facilitate Wyeth's access to the large amounts of data supplied by CAT. Wyeth-Ayerst has options to develop antibody products derived from the research collaboration. Cat receives license fees, clinical milestone fees and royalties in respect of these products.

Under the product collaboration, Wyeth-Ayerst and CAT will validate and develop product candidates directed at novel proprietary Wyeth targets as well as targets contributed by CAT, with the goal of developing a broad portfolio of human antibody-based drug candidates. Each company has the opportunity to select candidates for further development from this pool. The companies will share equally the target and product validation costs. For those product candidates developed by Wyeth, CAT will receive license fees, clinical milestone fees and royalties. For those products developed by CAT, Wyeth-Ayerst will receive license fees, clinical milestone fees and royalties and limited rights to partner the programme after Phase II clinical trials.

CAT has also granted Wyeth-Ayerst multi-site options to license CAT's phage library technology with associated product development options.

The total of research funding, potential library licence fees and potential fees and milestones from the product collaboration is approximately $70 million. In addition there are potential fees and milestones on product development options under the research collaboration and library licence option.

                                   - ENDS -